UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 27, 2007
Motorola, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

1-7221 (Commission File Number)	36-1115800 (I.R.S. Employer Identification No.)

1303 East Algonquin Road, Schaumburg, Illinois (Address of Principal Executive Offices)	60196 (Zipcode)
(847) 576-5000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
During the first half of 2007, Motorola, Inc. (the “Company”) announced cost-reduction initiatives, including planned workforce reductions, aimed at achieving long-term, sustainable profitability by driving efficiencies and reducing operating costs. In connection with these initiatives, during the first half of 2007, the Company took charges of $221 million representing severance costs for approximately 4,100 employees.
During the third quarter of 2007, in connection with such previously announced workforce reductions, the Company has taken specific actions that will result in severance costs relating to approximately 1,000 employees. The result will be a net pre-tax charge in the third quarter totaling approximately $83 million (comprised of $92 million in charges associated with the cost-reduction initiatives described above and $9 million in reversals for accruals from prior periods that are no longer needed). All three of the Company’s business segments, as well as various corporate functions, are impacted by these plans. The majority of the employees affected in the third quarter are located in Germany.
Also, during the third quarter of 2007, in connection with these cost-reduction initiatives, the company expects a pre-tax charge of approximately $39 million relating to fixed asset impairments. Accordingly, the total net pre-tax charge is expected to be approximately $122 million in the third quarter of 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOTOROLA, INC.
Date: October 3, 2007	By:	/s/ Marc E. Rothman
Marc E. Rothman
Senior Vice President, Finance and Corporate Controller